Exhibit 99.1

             Rayovac Announces Third Quarter Fiscal 2004 Results

    ATLANTA, July 22 /PRNewswire-FirstCall/ -- Rayovac Corporation (NYSE: ROV) today announced fiscal 2004 third quarter diluted earnings per share of 36 cents and pro forma diluted earnings per share of 39 cents, in line with First Call consensus estimates. These results compare to diluted earnings per share of nine cents and pro forma diluted earnings per share of 31 cents for the comparable prior year period. (Pro forma diluted EPS excludes the impact of certain items described in further detail in this release and in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data.")

    "Solid sales growth from our Remington products division as well as from our traditional battery business drove Rayovac's strong third quarter results," said Dave Jones, chairman and CEO. "We continue to make good progress as we near completion of the integration of Remington and initiate plans for integration of our recent acquisitions of Ningbo Baowang in China and Microlite in Brazil. We are very pleased with the progress we achieved this quarter in the execution of our growth strategy and the strengthening of our global business fundamentals."

    Financial results for the third quarter and the nine months ended June 27, 2004 include results from Remington Products Company LLC, which was acquired on September 30, 2003, Ningbo Baowang Battery Company, acquired on March 31, 2004, and Microlite S.A., acquired on May 28, 2004. Financial results for the periods preceding the respective transaction dates exclude Remington, Ningbo and Microlite. Net sales exclude sales from Remington retail service centers which are presented as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented. Throughout this release, references are made to pro forma operating income, pro forma net income and pro forma diluted EPS. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of operating income, net income and diluted EPS on a GAAP basis to pro forma operating income, pro forma net income and pro forma diluted EPS for the three and nine month periods ended June 27, 2004 and the comparable periods last year.

    Third Quarter Results

    Third quarter net sales were $308.3 million, compared to $207.7 million for the same period last year, representing an increase of $100.6 million, or 48 percent. Net sales increases were realized in all three geographic regions, driven by the Remington acquisition, improved battery sales and favorable foreign exchange rates. Remington contributed $75.9 million to third quarter sales, Ningbo Baowang contributed $3.4 million and Microlite contributed $2.8 million. Favorable foreign exchange rates generated
$4.2 million of the increase in sales, while growth in historical operations accounted for the remaining $14.3 million.

    Operating income, which increased to $37.5 million compared with $12.0 million for the same period last year, benefited from the Remington acquisition and increased profitability in North America and Europe. The current quarter's operating results include $1.7 million in restructuring and related costs associated with the Remington integration. Fiscal 2003 third quarter results included $11.1 million in restructuring and related costs associated with the acquisition of VARTA and certain North American cost initiatives.

    Pro forma operating income was $39.2 million, an increase of $15.4 million, or 65 percent, as compared to the $23.8 million reported last year. The increase resulted primarily from the Remington acquisition, improved sales and the favorable impact of restructuring and cost improvement initiatives.

    Interest expense for the quarter increased to $15.6 million from $8.5 million last year as a result of higher debt levels primarily attributable to the Remington acquisition.

    Net income for the third quarter was $12.8 million compared with net income of $2.9 million in the prior year. Primary drivers of the increase were the acquisition of Remington, improved battery sales, a reduction in restructuring charges in 2004 as compared with 2003, and the favorable impact of restructuring and cost improvement initiatives. Diluted earnings per share were 36 cents compared to nine cents last year.

    Pro forma net income was $13.9 million, a 36 percent increase as compared with last year's $10.2 million. Pro forma diluted earnings per share were 39 cents, representing a 26 percent increase compared to pro forma diluted earnings per share of 31 cents in the prior year. The improved net income was the result of the Remington acquisition, increased battery sales and the favorable impact from restructuring and cost improvement initiatives.

    North American net sales were $136.3 million, up from the $81.2 million reported last year. The $55.1 million increase was in large part due to the Remington acquisition, which contributed net sales of $46.3 million. Total battery sales increased 12 percent driven by strong growth in alkaline batteries. North American segment profitability improved to $32.0 million, up from the $14.3 million reported last year, largely due to the benefits of the Remington acquisition, improved battery sales and the favorable impact of restructuring and cost improvement initiatives.

    European net sales were $136.7 million, versus $96.1 million reported last year. The Remington acquisition contributed $29.6 million in net sales while favorable foreign exchange rates and the Ningbo Baowang acquisition contributed $6.9 million and $3.4 million, respectively. Segment profitability for the quarter was $21.1 million, an improvement of 72 percent compared with $12.3 million last year, largely due to the Remington acquisition, as well as the benefit of integration initiatives implemented in 2003.

    In Latin America, net sales increased to $35.3 million as compared to $30.4 million in the third quarter last year, a 16 percent increase. Strong sales growth across all product lines and the inclusion of $2.8 million in net sales from Microlite drove the increase in net sales, offset by unfavorable foreign exchange rates of $2.9 million. Latin American segment profitability of $2.9 million declined from last year's $5.0 million as a result of foreign exchange losses and continued political and competitive challenges in the Andean region.

     Third Quarter Net Sales Excluding Acquisitions and Foreign Exchange

                          North America  Europe/ROW Latin America    Total
     (in millions)
     Net sales for the
      quarter ended
      6/27/04               $136.3       $136.7        $35.3       $308.3
     Less contributions
      from acquired
      companies:
       Remington              46.3         29.6            -         75.9
       Ningbo Baowang            -          3.4            -          3.4
       Microlite                 -            -          2.8          2.8
     Less impact of
      foreign exchange         0.2          6.9         (2.9)         4.2

     Net sales for the
      quarter ended
      6/27/04 as adjusted    $89.8        $96.8        $35.4       $222.0

     Net sales for the
      quarter ended
      6/29/03                $81.2        $96.1        $30.4       $207.7

     Percentage growth in
      net sales as adjusted    11%           1%          16%           7%


    Corporate expenses were $16.8 million, up from $8.5 million for the prior year period. The increase was primarily due to the Remington acquisition, as well as increased compensation, new product development and legal expenses.

    Nine-Month Results

    Net sales for the nine months ended June 27, 2004 were $1,040.3 million, a 55 percent increase compared with $670.2 million for the prior year.
Operating income was $109.8 million, compared with $31.3 million reported last year. The improved results were attributable to the Remington acquisition and to a reduced level of restructuring charges recorded in 2004 as compared with 2003. Operating income for the current nine month period included a net $6.6 million expense for restructuring and related costs associated with the integration of acquisitions. For the comparable period in fiscal 2003, operating results included $31.6 million in restructuring and other related costs, reflecting the impact of the VARTA consumer battery business integration and other global initiatives.

    Pro forma operating income was $116.4 million, a 79 percent increase versus the $65.2 million in 2003. The $51.2 million increase was primarily attributable to the Remington acquisition, improved battery sales and the benefit of restructuring initiatives implemented in 2003.

    Interest expense rose to $49.0 million from $28.1 million last year, primarily as a result of higher debt levels associated with the Remington acquisition.

    Net income for the nine-month period was $37.6 million compared with $2.6 million in the prior year. The $35.0 million increase was primarily attributable to the Remington acquisition and increased battery sales as well as the reduction in restructuring charges from $31.6 million in 2003 to $6.6 million in 2004. Diluted earnings per share for the nine-month period were $1.09 in 2004 compared to eight cents in 2003.

    Pro forma net income was $42.0 million versus $25.5 million reported last year, an increase of $16.5 million, or 65 percent. The increase is primarily attributable to the Remington acquisition, increased battery sales and the favorable impact of restructuring initiatives implemented in 2003. Pro forma diluted earnings per share for the nine-month period were $1.22 compared to pro forma diluted earnings per share of 78 cents for the same period last year, representing a 56 percent improvement.

    North American net sales for the nine-month period were $484.5 million, compared with $267.3 million reported last year. The $217.2 million increase was largely due to the impact of the Remington acquisition, which contributed sales of $193.4 million, and strong battery sales led by a 12 percent growth in alkaline batteries. North American alkaline battery sales represented
17 percent of consolidated global net sales. North American segment profitability was $85.6 million, an increase from $45.0 million reported last year. The profitability improvement reflects the inclusion of results from the Remington acquisition, increased battery sales and the favorable impact of restructuring and cost improvement initiatives.

    European net sales were $453.4 million versus $312.4 million reported last year. This $141.0 million increase in net sales was due to the Remington acquisition, which contributed $100.4 million, favorable foreign exchange rates, which contributed $46.2 million, and the Ningbo Baowang acquisition, which contributed $3.4 million. Segment profitability increased to $74.2 million, largely due to the benefits of the Remington acquisition and the favorable impact of the recently completed VARTA integration initiatives.

    In Latin America, net sales increased to $102.4 million from $90.5 million in the prior year period, a 13 percent improvement. Strong battery sales growth throughout the region was offset by a $9.7 million impact from unfavorable exchange rates. Latin American segment profitability was $9.0 million compared to $10.9 million last year. The decline was primarily the result of foreign exchange losses coupled with continued political and competitive challenges in the Andean region.

     Nine Months Net Sales Excluding Acquisitions and Foreign Exchange

                        North America  Europe/ROW Latin America    Total
     (in millions)
     Net sales for the
      nine months ended
      6/27/04               $484.5       $453.4       $102.4     $1,040.3
     Less contributions
      from acquired companies:
       Remington             193.4        100.4            -        293.8
       Ningbo Baowang            -          3.4            -          3.4
       Microlite                 -            -          2.8          2.8
     Less impact of
      foreign exchange         2.0         46.2         (9.7)        38.5
     Net sales for the nine
      months ended 6/27/04
      as adjusted           $289.1       $303.4       $109.3       $701.8

     Net sales for the
      nine months ended
      6/29/03               $267.3       $312.4        $90.5       $670.2
     Percentage growth in
      net sales as adjusted     8%          (3%)         21%           5%


    Corporate expenses increased to $52.4 million as compared with $28.8 million for the same period last year. The increase was primarily due to the inclusion of Remington research and development costs, as well as increased compensation, new product development costs and legal expenses.

    Total debt as of June 27, 2004 was $845.8 million, a reduction of $97.6 million since September 30, 2003. Included in the debt reduction was the retirement of the remaining $56.0 million of outstanding Remington notes and a $113.6 million reduction in the senior credit facilities. Partially offsetting this decrease were additional borrowings and assumed debt, net of cash, totaling $62.1 million related to the Ningbo Baowang and Microlite acquisitions. The unfavorable currency exchange rate impact on debt as of June 27, 2004 was $9.9 million.

    Acquisition of Ningbo Baowang Battery Company

    On March 31, 2004, the Company completed its acquisition of an 85 percent equity interest in Ningbo Baowang Battery Company of Ninghai, China. The financial results of the Ningbo acquisition were reported as part of Rayovac's consolidated results in the fiscal third quarter of 2004. Ningbo Baowang contributed $3.4 million in net sales to Rayovac's third quarter results, and had an insignificant impact on net income.

    Acquisition of Microlite, S.A.

    On May 28, 2004, Rayovac finalized its acquisition of Microlite, S.A., the largest independent consumer battery company in Brazil. The financial results of the Microlite acquisition were reported as part of Rayovac's consolidated third quarter results for the one month period subsequent to the closing of the transaction. Microlite contributed $2.8 million to Rayovac's third quarter net sales, and recorded a small operating loss.

    Restructuring Initiatives

    On January 13, 2004 the Company announced plans to integrate Remington's operations. The status of those global integration initiatives follows:

     -- The integration of Remington's North American operations into
        Rayovac's existing business structure was substantially complete as of the beginning of the third quarter of fiscal 2004.

     -- The consolidation of Remington's European operations into Rayovac's
        European business unit was substantially complete as of the end of the third quarter.

     -- Remington's and Rayovac's North American and European distribution facilities have been consolidated as of the end of the third quarter.

     -- Rayovac and Remington research and development functions have been merged into a single corporate research facility in Madison, WI. In addition, a new global product innovation team has been organized and is functioning to develop future product innovations across all of the Company's product categories.

     -- The Remington manufacturing operations in Bridgeport, CT, are being consolidated into Rayovac's manufacturing facility in Portage, WI, with the Bridgeport plant closing by December 31, 2004.

    When fully implemented, annualized savings from the Remington integration initiatives are estimated in the $30-$35 million range. Restructuring and related costs of $10-$11 million are expected to impact earnings during fiscal 2004 with one time cash costs of approximately $35 million, the majority of which will be spent in calendar 2004.

    Remington Service Centers

    The Company has reflected Remington's retail service centers in the United States and United Kingdom as discontinued operations. These service centers were closed during fiscal 2004 as part of the Remington integration initiatives, with the process reaching completion during the fiscal third quarter. No further financial impact from discontinued operations is expected.

    Financial Outlook

    Management's expectations for net sales for the fiscal year ending September 30, 2004 are in the range of $1.35 to $1.40 billion. Management is raising guidance for pro forma diluted earnings per share for fiscal 2004 to within a range of $1.78 to $1.81. For fiscal 2005, preliminary estimates indicate that diluted earnings per share will fall in a range of $2.05 to $2.10.

    Non-GAAP Measurements

    To assist investors in the reconciliation of GAAP financial reporting to pro forma results, which present operating results on a basis excluding adjustments, the Company provides information on its website detailing all the items that historically reconcile its GAAP versus pro forma financial statements. The information can be found at http://www.rayovac.com under Investor Relations. A reconciliation of GAAP to pro forma financial data is also included as Table 3 of this press release.

    Rayovac's management, and certain investors, use these pro forma results of operations to help measure the Company's current and future financial performance and to identify trends in its financial condition and results of operations. Management believes the pro forma results provide useful supplemental information to assist investors in analyzing the Company's financial position and results of operations. However, pro forma results do not replace the presentation of the Company's GAAP financial results and should be read in conjunction with those GAAP results. The Company chooses to provide this information to investors to assist in the meaningful comparison of past, present and future operating results and as a means to identify the results of on-going core operations.

    Rayovac Corporation is a global consumer products company with a diverse portfolio of world-class brands, including Rayovac, VARTA and Remington. The Company holds many leading market positions including: the top selling rechargeable battery brand in North America and Europe; the world's leader in hearing aid batteries; and the number one selling brand of men's and women's foil electric shavers in North America. Rayovac markets its products in more than 100 countries and trades on the New York Stock Exchange under the symbol "ROV."


    Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands, or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products offered by Rayovac, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing, distribution and other cost efficiencies and integrate our recent acquisitions, (5) various other factors, including those discussed herein and those set forth in Rayovac's most recently filed Form 10-Q and Annual Report on Form 10-K.


                                     Table 1

                               RAYOVAC Corporation

               Condensed Consolidated Statements of Operations
      For the three month periods ended June 27, 2004 and June 29, 2003
                                   (Unaudited)
                   (In millions, except per share amounts)

                            THREE MONTHS                 NINE MONTHS
                                           %                              %
                      F2004      F2003 INC/(DEC)  F2004      F2003   INC/(DEC)
    Net sales         $308.3     $207.7  48.4%  $1,040.3     $670.2     55.2%
    Cost of goods
     sold              173.6      117.5            590.8      395.6
    Restructuring and
     related charges       -       10.4             (1.1)      21.7
        Gross profit   134.7       79.8  68.8%     450.6      252.9     78.2%

    Selling             61.0       42.3            219.8      137.8
    General and
     administrative     28.3       21.2             97.9       62.3
    Research and
     development         6.2        3.6             15.4       11.6
    Restructuring and
     related charges     1.7        0.7              7.7        9.9

    Total operating
     expenses           97.2       67.8            340.8      221.6

    Operating income    37.5       12.0 212.5%     109.8       31.3    250.8%

    Interest expense    15.6        8.5             49.0       28.1
    Non-operating
     expense               -          -                -        3.1(a)
    Other expense
     (income), net       1.3       (0.8)            (0.3)      (3.7)

    Income from
     continuing
     operations
     before income
     taxes              20.6        4.3             61.1        3.8

    Income tax expense   7.8        1.4             23.2        1.2

    Income from
     continuing
     operations         12.8        2.9             37.9        2.6

    Loss from
     discontinued
     operations, net
     of tax                -(b)       -             (0.3)(b)      -

    Net income         $12.8       $2.9            $37.6       $2.6

    Average shares
     outstanding        33.6       31.9             33.0       31.8

    Basic EPS:
    Income from
     continuing
     operations        $0.38      $0.09            $1.15      $0.08
    Discontinued
     operations            -          -            (0.01)         -
    Basic earnings
     per share         $0.38      $0.09            $1.14      $0.08

    Average shares
     and common stock
     equivalents
     outstanding        35.4       32.5             34.4       32.5

    Diluted EPS:
    Income from
     continuing
     operations        $0.36      $0.09            $1.10      $0.08
    Discontinued
     operations            -          -            (0.01)         -
    Diluted earnings
     per share         $0.36      $0.09            $1.09      $0.08

    (a) The nine-month period ended June 29, 2003 reflects the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

    (b) The three- and nine-month periods ended June 27, 2004 reflect the after-tax net income of the Remington retail service centers, which the Company is reporting as a discontinued operation at the end of the period.


                                     Table 2

                               RAYOVAC CORPORATION

                           Supplemental Financial Data
  For the three and nine month periods ended June 27, 2004 and June 29, 2003
                                   (Unaudited)
                   (In millions, except per share amounts)

    Supplemental Financial Data            F2004   F2003
    Cash                                   $17.8   $10.3

    Trade receivables, net                $256.6  $171.0
      Days Sales Outstanding (a)              76      75

    Inventory, net                        $220.8  $155.9
      Inventory Turnover (b)                 3.1     3.0

    Total Debt                            $845.8  $492.9

    LTM EBITDA (pro forma including
     Remington, Ningbo Baowang and
     Microlite) $188.4


                                            THREE MONTHS     NINE MONTHS
    Supplemental Cash Flow Data            F2004   F2003    F2004   F2003
    Depreciation and amortization,
     excluding amortization of debt
     issuance costs                         $8.4    $7.4     $25.3   $23.9

    Capital expenditures                    $7.5    $6.7     $17.1   $17.4


    Supplemental Segment Sales &           THREE MONTHS     NINE MONTHS
     Profitability                        F2004   F2003    F2004   F2003
    Net Sales
      North America                       $136.3   $81.2    $484.5  $267.3
      Europe/ROW                           136.7    96.1     453.4   312.4
      Latin America                         35.3    30.4     102.4    90.5
        Total net sales                   $308.3  $207.7  $1,040.3  $670.2

    Segment Profit
      North America                        $32.0   $14.3     $85.6   $45.0
      Europe/ROW                            21.1    12.3      74.2    35.8
      Latin America                          2.9     5.0       9.0    10.9
        Total segment profit               $56.0   $31.6    $168.8   $91.7
      Corporate                             16.8     8.5      52.4    28.8
      Restructuring and related charges      1.7    11.1       6.6    31.6
      Interest expense                      15.6     8.5      49.0    28.1
      Non-operating expense                    -       -         -     3.1
      Other expense (income), net            1.3    (0.8)     (0.3)   (3.7)
    Income from continuing operations
     before income taxes                   $20.6    $4.3     $61.1    $3.8

    (a) - Reflects receivables, net divided by average daily sales during the quarter.

    (b) - Reflects cost of sales (excluding restructuring and related charges) divided by net inventories multiplied by four.


                                     Table 3

                               RAYOVAC CORPORATION

              Reconciliation of GAAP to Pro Forma Financial Data
      For the three month periods ended June 27, 2004 and June 29, 2003
                                   (Unaudited)
                   (In millions, except per share amounts)

                                                 THREE MONTHS
                                         2004                   2003
                                 As    Adjust-   As      As     Adjust-   As
                              reported  ments Adjusted reported ments Adjusted

    Net sales (a)              $308.3      -   $308.3  $207.7   $0.7   $208.4

    Gross profit (a), (b)       134.7      -    134.7    79.8   11.1     90.9
    Gross profit % of sales      43.7%           43.7%   38.4%           43.6%


    Operating expenses (b)       97.2    1.7     95.5    67.8    0.7     67.1
    Operating income (c)         37.5    1.7     39.2    12.0   11.8     23.8
    Operating income % of sales  12.2%           12.7%    5.8%           11.4%

    Income from continuing
     operations before income
     taxes                       20.6    1.7     22.3     4.3   11.8     16.1

    Income from continuing
     operations                  12.8    1.1     13.9     2.9    7.3     10.2

    Loss from discontinued
     operations, net of tax (d)     -      -        -       -      -        -

            Net income          $12.8  $ 1.1   $13.9    $ 2.9  $ 7.3    $10.2

    Basic earnings per share    $0.38  $0.03   $0.41    $0.09  $0.23    $0.32

    Diluted earnings per share  $0.36  $0.03   $0.39    $0.09  $0.22    $0.31

    (a) For Fiscal 2003, reflects the impact of North America retailer repricing programs of approximately $0.7 million associated with the Company's alkaline pricing program announced in the second quarter of Fiscal 2003.

    (b) For Fiscal 2003, reflects the impact of initiatives related to the integration of the VARTA consumer battery business and other global restructuring initiatives, including the closure of the Company's Mexico City, Mexico plant and consolidation of the Madison, Wisconsin packaging facility and Middleton, Wisconsin distribution center into a combined facility in Dixon, Illinois. See our Form 10-Q for the period ended June 29, 2003 for additional information.

    (c) For Fiscal 2004, includes Remington integration initiatives, including stay bonuses, relocation costs to combine Rayovac's and Remington's distribution centers, the new Corporate headquarters in Atlanta, Georgia, and changes in estimates following completion of 2003 initiatives.
    For Fiscal 2003, includes the adjustments discussed in footnotes (a) and
    (b) and the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition. Details may be found in our report on Form 10-Q for the period ended June 29, 2003.

    (d) For Fiscal 2004, reflects the after-tax net income of the Remington retail service centers which the Company is treating as a discontinued operation at the end of the period. Amounts incurred during the quarter ended June 27, 2004 were not significant.


                                Table 3 continued

                               RAYOVAC CORPORATION

              Reconciliation of GAAP to Pro Forma Financial Data
       For the nine month periods ended June 27, 2004 and June 29, 2003
                                   (Unaudited)
                   (In millions, except per share amounts)

                                               NINE MONTHS
                                         2004                   2003
                                 As    Adjust-   As      As     Adjust-   As
                              reported  ments Adjusted reported ments Adjusted

    Net sales (a)            $1,040.3      -  $1,040.3  $670.2   $2.3  $672.5

    Gross profit (a), (b)       450.6   (1.1)    449.5   252.9   24.0   276.9
    Gross profit % of sales      43.3%            43.2%   37.7%          41.2%

    Operating expenses (b)      340.8    7.7     333.1   221.6    9.9   211.7
    Operating income (c)        109.8    6.6     116.4    31.3   33.9    65.2
    Operating income % of
     sales                      10.6%            11.2%    4.7%           9.7%

    Income from continuing
     operations before
     income taxes                61.1    6.6      67.7     3.8   37.0    40.8

    Income from continuing
     operations                  37.9    4.1      42.0     2.6   22.9    25.5

    Income from discontinued
     operations, net of tax (d)  (0.3)   0.3         -       -      -       -

            Net income          $37.6  $ 4.4     $42.0   $ 2.6  $22.9   $25.5

    Basic earnings per share    $1.14  $0.13     $1.27   $0.08  $0.72   $0.80

    Diluted earnings per
     share                      $1.09  $0.13     $1.22   $0.08  $0.70   $0.78

    (a) For Fiscal 2003, reflects the impact of North America retailer repricing programs of approximately $2.3 million associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

    (b) For Fiscal 2004, reflects the completion of last year's global restructuring initiatives and the impact of initiatives related to the integration of the Remington business.
    For Fiscal 2003, reflects the impact of initiatives related to the integration of the VARTA consumer battery business and other global initiatives. Details may be found in our report on Form 10-Q for the period ended June 29, 2003.

    (c) For Fiscal 2004, includes Remington integration initiatives, including stay bonuses, relocation costs to combine Rayovac's and Remington's distribution centers, the new Corporate headquarters in Atlanta, Georgia, and changes in estimates following completion of 2003 initiatives.
    For Fiscal 2003, includes the adjustments discussed in footnotes (a) and
    (b) and the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition. Details may be found in our Form 10-Q for the period ended June 29, 2003.

    (d) For Fiscal 2004, reflects the after-tax net income of the Remington retail service centers which the Company is reporting as a discontinued operation at the end of the period. Amounts incurred during the quarter ended June 27, 2004 were not significant.


                                     Table 4

                               RAYOVAC CORPORATION

                         Pro Forma Net Sales Comparison
          For the three months ended June 27, 2004 and June 29, 2003
                                   (Unaudited)
                                  (In millions)

                               Fiscal 2004               Fiscal 2003
                                         Total   Rayovac                 Pro-
                                           as      as                   Forma
                     Rayovac  Remington Reported Reported  Remington    Total

    North America     $90.0     $46.3    $136.3   $81.2      $44.0      $125.2
    Europe/ROW        107.1      29.6     136.7    96.1       18.7       114.8
    Latin America      35.3         -      35.3    30.4          -        30.4

    Total Net Sales  $232.4     $75.9    $308.3  $207.7      $62.7      $270.4


                         Pro Forma Net Sales Comparison
            For the nine months ended June 27, 2004 and June 29, 2003
                                   (Unaudited)
                                  (In millions)

                               Fiscal 2004               Fiscal 2003
                                         Total   Rayovac                 Pro-
                                           as      as                   Forma
                     Rayovac  Remington Reported Reported  Remington    Total

    North America    $291.1    $193.4    $484.5  $267.3     $177.5      $444.8
    Europe/ROW        353.0     100.4     453.4   312.4       72.4       384.8
    Latin America     102.4         -     102.4    90.5          -        90.5

    Total Net Sales  $746.5    $293.8  $1,040.3  $670.2     $249.9      $920.1

    Note: Excludes Remington service centers in all periods presented.


                                     Table 5

                               RAYOVAC CORPORATION

        Reconciliation of GAAP EPS Guidance to Pro Forma EPS Guidance
                   For Fiscal Year Ended September 30, 2004

                                                  EPS Range

    Diluted Earnings Per Share                    $1.58 - $1.60

    Pro Forma Adjustments:
    Restructuring Charges, Net of Tax             $0.19-$0.20

    Discontinued Operations, Net of Tax           $0.01

    Pro Forma Diluted Earnings Per Share          $1.78 - $1.81

SOURCE  Rayovac Corporation
    -0-                             07/22/2004
    /CONTACT: Nancy O'Donnell of Rayovac Corporation, +1-770-829-6208/ /Web site: http://www.rayovac.com /
    (ROV)

CO:  Rayovac Corporation
ST:  Georgia
IN:  CHM
SU:  ERN ERP